PRICEWATERHOUSECOOPERS [LOGO]
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Report of Independent Registered Public Accounting Firm

To the Board of Directors of Dreyfus Founders Funds, Inc.

We have examined management’s assertion, included in the accompanying Management Statement Regarding Compliance with Certain Provisions of the Investment Company Act of 1940, about Dreyfus Founders Funds, Inc.'s [comprised of Dreyfus Founders Balanced Fund, Dreyfus Founders Discovery Fund, Dreyfus Founders Government Securities Fund, Dreyfus Founders Growth Fund, Dreyfus Founders Equity Growth Fund, Dreyfus Founders International Equity Fund, Dreyfus Founders Mid-Cap Growth Fund, Dreyfus Founders Money Market Fund, Dreyfus Founders Passport Fund and Dreyfus Founders Worldwide Growth Fund (the “Company”)] compliance with the requirements of subsections (b) and (c) of Rule 17f-2 under the Investment Company Act of 1940 (“the Act”) as of June 30, 2006. Management is responsible for the Company’s compliance with those requirements. Our responsibility is to express an opinion on management's assertion about the Company's compliance based on our examination.

Our examination was conducted in accordance with the standards of the Public Company Accounting Oversight Board (United States) and, accordingly, included examining, on a test basis, evidence about the Company's compliance with those requirements and performing such other procedures as we considered necessary in the circumstances. Included among our procedures were the following tests performed as of June 30, 2006, and with respect to agreement of security purchases and sales, for the period from December 31, 2005 (the date of our last examination), through June 30, 2006:

-	Confirmation of all securities held by institutions in book entry form at the Federal Reserve Bank of Boston, the Depository Trust Company, CrestCo. (London), various board approved sub-custodians and corresponding international depositories;

-	Review of custodian reconciliations and tests of selected securities, held by the Custodian in omnibus form at the Federal Reserve Bank of Boston, The Depository Trust Company, CrestCo. (London), various board approved sub-custodians and corresponding international depositories. Agreement of the reconciliations to the books and records of the Custodian and the Company;

-	Confirmation with brokers or inspection of alternative documentation for confirmations not returned of all securities out for transfer with brokers;

-	Reconciliation of all such securities to the books and records of the Company and the Custodian; and

-	Agreement of selected security purchases and security sales since our last report from the books and records of the Company to trade documentation.

We believe that our examination provides a reasonable basis for our opinion. Our examination does not provide a legal determination on the Company's compliance with specified requirements.

In our opinion, management's assertion that the Company enumerated above was in compliance with the requirements of subsections (b) and (c) of Rule 17f-2 of the Investment Company Act of 1940 as of June 30, 2006 with respect to securities reflected in the investment account of the Company is fairly stated, in all material respects.

This report is intended solely for the information and use of the Board of Directors, management, and the Securities and Exchange Commission and is not intended to be and should not be used by anyone other than these specified parties.

/s/PricewaterhouseCoopers LLP

PricewaterhouseCoopers LLP
Denver, CO
September 28, 2006

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